Exhibit 99.1

Apps Genius Corp and Nicole “Snooki” Polizzi Enter Into an Exclusive Partnership for the Development of Social Games and Mobile Apps

RED BANK, NJ – October 17, 2011 – Apps Genius Corp (OTCBB: APGS), a creator of innovative social games and mobile applications, has signed an exclusive worldwide license with NEP Snooki Enterprises, LLC, to create, develop, sell and distribute up to eight social games and mobile applications on behalf of Jersey Shore breakout star and New York Times bestselling author Nicole "Snooki" Polizzi.   Apps Genius’ Snooki applications and games will be released on the Android, Apple’s iOS, Facebook, and Google+ platforms.  The Company intends to develop, release and sell four applications and games within one year of the effective date of the license, with the first app set for release in late November 2011.  The Company is entitled to release up to four additional applications and games within the following year.  Snooki stated, “These games and applications are my new favorite accessories, and I love them to death.  Having worked on these from the beginning, I know Jersey Shore viewers and my other fans will love them.   I can’t wait to release the first one that we have been working on with Apps Genuis.”

Adam Kotkin, CEO of Apps Genius, stated, Snooki’s enthusiasm for this new venture represents the perfect start for our recently announced Celebrity Entertainment Division.  Our celebrity apps and games are a partnership in design and creativity with the celebrities we work with, and my team and I look forward to working first with Snooki in the design of her games and applications.  The Snooki apps and games we’re releasing will not only appeal to millions of viewers of Jersey Shore and her other fans, but will also demonstrate the power and appeal of our Celebrity Entertainment Division to a wide range of other leading celebrities interested in following in Snooki’s footsteps.”

About Apps Genius Corp.

Apps Genius Corp. (www.appsgenius.com) develops markets, publishes and distributes social games and software applications that consumers can use on a variety of platforms. The platforms include social networks, wireless devices such as cellular phones and smartphones including the Apple iPhone™ and standalone websites. Our Entertainment Division focuses on leveraging the fan base of existing social media and entertainment brands to market apps and games developed.  To date, we have released several applications including ‘Bed Bug Alert’, an informational tool for the Apple iPhone™, ‘My Mad Millions,’ a game application for Facebook™, ‘Slap a Friend,’ a game application for the Apple iPhone™, ‘Bruisers’ a game application for Facebook™, ‘Angry Turds,a game application for Apple iPhone™, and ‘Crazy Dream’ Application for Facebook™. Apps Genius Corp’s goal is to develop and publish new titles on a recurring basis that are based on the same property and gaming platform. Examples of this franchise approach are ‘My Mad Millions’ and ‘Rock The House’, currently under development, which both utilize the same underlying platform. A core focus of our Social Gaming and Mobile Application development is to allow users and players to reach across different networks into a virtual application or gaming environment such as Facebook, MySpace, iPhone and Android and be able to play games and use applications from all users no matter what environment they are using the application in.

Forward-Looking Statements

Statements about the future expectations of Apps Genius Corp, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Apps Genius Corp intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, Apps Genius Corp's actual results could differ materially from expected results.

Contact:Adam Kotkin Apps Genius Corp(732) 530-1267adam@appsgenius.comThe Investor Relations GroupInvestor Relations:Adam Holdsworthaholdsworth@investorrelationsgroup.comorPublic Relations:Enrique Brizebriz@investorrelationsgroup.com